
                                                                         EXHIBIT 12.1
                              PACIFIC ENTERPRISES
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                                                       Six
                                                                                    months
                                                                                     ended
                                                                                   June 30,
                                1997       1998       1999       2000       2001      2002
                            --------   --------   --------   --------   --------  ---------
Fixed Charges:

Interest                        $ 91       $ 84       $ 82       $ 72       $ 88       $ 31
Interest portion of
  annual rentals                  12         11          3          4          3          1
Preferred dividends
  of subsidiaries (1)             13          2          2          2          2          2
                            --------   --------   --------   --------   --------  ---------
Total Fixed Charges
  for Purpose of Ratio          $116       $ 97       $ 87       $ 78       $ 93       $ 34
                            ========   ========   ========   ========   ========  =========

Earnings:

Pretax income from
  continuing operations         $335       $274       $350       $396      $377        $195
Total Fixed Charges
  (from above)                   116         97         87         78        93          34
                            --------   --------   --------   --------   -------   ---------
Total Earnings for
  Purpose of Ratio              $451       $371       $437       $474      $470        $229
                            ========   ========   ========   ========   =======  ==========
Ratio of Earnings
  to Fixed Charges              3.89       3.82       5.02       6.08      5.05        6.74
                            ========   ========   ========   ========   =======  ==========

(1)	In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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